EXHIBIT 99.1
KBR Announces Fourth Quarter and Fiscal 2023 Financial Results; Issues Fiscal 2024 Guidance

Delivered Strong Fiscal 2023 Results
Settled Convertible Notes & Warrants without Dilution
Annual Dividend Increase of 11%

HOUSTON, TX - February 20, 2024 - KBR, Inc. (NYSE: KBR) today announced its fourth quarter and fiscal 2023 financial results and issued its fiscal 2024 financial guidance.

"The KBR team has shown their unwavering commitment and exceptional skills, leading to a remarkable performance this fiscal year," said Stuart Bradie, KBR president and CEO. "We achieved an industry leading safety record, met or exceeded our key financial metrics and delivered a 10% increase in backlog and options in 2023, a testament to our Team of Teams' ability to deliver results while ensuring the well-being of all involved."

"Furthermore, we successfully settled the remaining convertible notes and related warrants in cash, avoiding dilution. We more recently extended the maturity of our term loans and revolving credit facility, fortifying our balance sheet and fueling capital deployment optionality for 2024 and beyond."

"Lastly, we have a more defined path forward on HomeSafe and together with our customer remain unwavering in our commitment to harness our collective expertise and focus on innovation, with the aim of providing an unparalleled and more sustainable moving experience for military personnel and their families."

New Business Awards
Backlog and options as of December 29, 2023 totaled $21.7 billion. Delivered 1.1x trailing-twelve-months (TTM) book-to-bill1 as of December 29, 2023. Awarded $1.7 billion of bookings and options in the quarter, bringing fiscal 2023 bookings and options to $10.5 billion.

Sustainable Technology Solutions (STS) delivered 1.1x TTM book-to-bill1 as of December 29, 2023, including awards and achievements in the quarter as follows:
•Awarded a Front-End Engineering Design contract by Fidelis New Energy for Project Fyrkat, one of the first onshore liquid carbon dioxide sequestration facilities, located at a receiving terminal at the Port of Aalborg, Denmark.
•KBR's PurifierTM ammonia technology selected by PT Pupuk Sriwidjaja Palembang, a subsidiary of PT Pupuk Indonesia, for a planned ammonia plant to be built in South Sumatera Province, Indonesia. This will be KBR’s 12th ammonia plant licensed to Pupuk Indonesia.
•KBR's K-GreeN® technology selected by a consortium consisting of Lotte Chemical, Korea National Oil Corp and Samsung Engineering for Lotte Chemical's H2biscus green ammonia project that will produce 800 KTA of green ammonia from hydropower in Sarawak, Malaysia.
•KBR's market-leading low-carbon blue ammonia technology selected by Tokyo-based INPEX Corporation and Oklahoma City-based LSB Industries for a 1.1 million tonnes per annum ammonia production and export project in the US Gulf Coast.
•Extended collaboration with ISU Chemical through a memorandum of understanding. Under the terms, KBR will provide licensing, proprietary engineering design, proprietary equipment and catalyst for the planned 10 MTPD hydrogen production unit, employing KBR's innovative technology, H2ACT℠, which has rapidly emerged as the industry’s leading ammonia cracking technology.

1 As used throughout this release and consistent with our practice, book-to-bill excludes long-term UK PFIs.
2 As used throughout this earnings release, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted earnings per share, Adjusted operating cash flows, Adjusted free cash flows, Revenue excluding OAW and Net income attributable to KBR ex-nonrecurring charges are non-GAAP financial measures. See additional information at the end of this release regarding non-GAAP financial information, including reconciliations to the nearest GAAP measures.

Government Solutions (GS) delivered 1.2x TTM book-to-bill1 as of December 29, 2023, including awards and achievements in the quarter as follows:
•Awarded two additional DEM-Shorad vehicle prototypes, on top of the four delivered to the Army earlier this year, underscoring the growing significance of directed energy capabilities.
•Awarded additional scope to support the development of new energy technologies, systems, and processes as part of the UK government’s drive to net zero carbon emissions by 2050. Frazer-Nash Consultancy, a KBR company, supports the Department for Energy Security and Net Zero to develop its programs and to assess and monitor the projects being delivered within its net zero innovation portfolio.
•Awarded all three one-year options on the Preservation of the Force and Family (POTFF) program for the continued support of the physical, mental, social and spiritual readiness of the Special Operations Forces and their families.
•Awarded a two-year contract extension with the Australian Defence Force to help modernize, integrate and optimize Australia’s military capability. KBR supports the modernization, integration and optimization of Australia’s military capability through its unique expertise, particularly in Command and Control and bespoke information and communication technology systems.
•Awarded 2023 Large Business Prime Contractor of the Year at both NASA Johnson Space Center and NASA Goddard Space Flight Center, marking a two-year winning streak at Goddard.
•Joined forces with The Henry M. Jackson Foundation for the Advancement of Military Medicine on an important contract to support neuroscience research for service members. This new award focuses on those affected by traumatic brain injuries, and research will be done in collaboration with the Uniformed Services University (nation’s only federal health sciences university) and the University of California San Francisco.

Summarized Fourth Quarter and Fiscal 2023 Financial Results

	Three Months Ended		Year Ended
	December 29,	December 31,	December 29,	December 31,
Dollars in millions, except share data	2023	2022	2023	2022
Revenues	$1,730	$1,608	$6,956	$6,564
Operating income	147	122	448	343
Net income (loss) attributable to KBR	21	93	(265)	190
Adjusted EBITDA[2]	188	157	747	668
Operating income margin %	8.5%	7.6%	6.4%	5.2%
Adjusted EBITDA[2] margin %	10.9%	9.8%	10.7%	10.2%
Earnings per share:
Diluted earnings per share	0.15	0.62	(1.96)	1.26
Adjusted earnings per share[2]	0.69	0.69	2.91	2.71
Cash flows:
Operating cash flows	83	60	331	396
Adjusted operating cash flows[2]	83	88	463	424
Adjusted free cash flows[2]	63	56	383	353

1 As used throughout this release and consistent with our practice, book-to-bill excludes long-term UK PFIs
2 As used throughout this earnings release, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted earnings per share, Adjusted operating cash flows, Adjusted free cash flows, Revenue excluding OAW, and Net income attributable to KBR ex-Nonrecurring Charges are non-GAAP financial measures. See additional information at the end of this release regarding non-GAAP financial information, including reconciliations to the nearest GAAP measures.

Financial Highlights for the Three Months Ended December 29, 2023
•Revenue of $1.7 billion, up 8% (organic) on a year-over-year-basis
•Net income attributable to KBR of $21 million; Adjusted EBITDA2 of $188 million (10.9% Adjusted EBITDA2 margin)
•Diluted EPS of $0.15; Adjusted EPS2 of $0.69
•Operating cash flows of $83 million
•Bookings and options of $1.7 billion during the quarter with 1.1x TTM book-to-bill1

Financial Highlights for the Year Ended December 29, 2023
•Revenue of $7.0 billion, up 6% (organic) on a year-over-year basis and 11% on an (organic) ex-OAW2 year-over-year-basis
•Net income attributable to KBR of $(265) million; Adjusted EBITDA2 of $747 million (10.7% Adjusted EBITDA2 margin)
•Diluted EPS of $(1.96); Adjusted EPS2 of $2.91
•Operating cash flows of $331 million; Adjusted operating cash flows2 of $463 million
•Bookings and options of $10.5 billion during the year to date period with 1.1x TTM book-to-bill1

Commentary on the Three Months Ended December 29, 2023
Revenues were $1.7 billion, up 8% (organic) compared to 4Q'22, primarily due to new and on-contract growth across Defense & Intel, Science & Space, and International within Government Solutions and growing demand broadly across Sustainable Technology Solutions.

Net income attributable to KBR was $21 million, down $72 million compared to 4Q'22, primarily due to a non-cash charge of $40 million recorded in connection with the convertible notes settlement method election made in 2Q'23 and a charge of $26 million recorded in connection with the settlement of warrants (discussed below).

Net income attributable to KBR ex-Nonrecurring Charges2 was $87 million, down $6 million compared to 4Q'22, primarily due to increases in gross profit offset by higher interest expense, foreign exchange gains that did not recur in 2023, and higher provision for income taxes due to credits that did not recur in 2023.

Adjusted EBITDA2 was $188 million, up 20% compared to 4Q'22, with Adjusted EBITDA2 margins of 10.9%, up 110 bps over 4Q'22.

Diluted earnings per share were in line with the decrease in Net income attributable to KBR. Adjusted earnings per share2 remained flat primarily because the decrease in Net income attributable to KBR ex-Nonrecurring Charges2 was offset by the reduction in Adjusted weighted average common shares outstanding due to repurchases and the cash settlement of warrants.

Operating cash flows were $83 million, up 38% compared to 4Q'22. Adjusted operating cash flows were $83 million, down 6% compared to 4Q'22.

Commentary on the Year Ended December 29, 2023
Revenues were $7.0 billion, up 6% (organic) compared to FY22. Revenue ex-OAW2 (organic) increased $705 million, or 11%, due to new and on-contract growth across all Government Solutions business units and growing demand across Sustainable Technology Solutions.

1 As used throughout this release and consistent with our practice, book-to-bill excludes long-term UK PFIs
2 As used throughout this earnings release, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted earnings per share, Adjusted operating cash flows, Adjusted free cash flows, Revenue excluding OAW, and Net income attributable to KBR ex-Nonrecurring Charges are non-GAAP financial measures. See additional information at the end of this release regarding non-GAAP financial information, including reconciliations to the nearest GAAP measures.

Net income attributable to KBR was $(265) million, down $455 million compared to FY22, primarily due to a current year charge of $494 million recorded in connection with the convertible notes settlement method election made in 2Q'23 and repurchase and termination of the convertible notes, note hedge and warrants (discussed below) and after-tax cash charge of $132 million in connection with the settlement of a legacy legal matter, partially offset by non-cash charge of $137 million in equity in earnings related to the resolution of a subcontractor dispute that did not recur in FY23.

Net income attributable to KBR ex-Nonrecurring Charges2 was $361 million, up $34 million compared to FY22, primarily due to increases in gross profit and equity in earnings from unconsolidated affiliates partially offset by increases in selling, general and administrative expenses, interest expense, higher provision for income taxes due to credits that did not recur in FY23, as well as prior year gains on sale of non-core assets and unrealized gain on other investment that did not recur in FY23.

Adjusted EBITDA2 was $747 million, up 12% compared to FY22, with Adjusted EBITDA2 margins of 10.7%, up 56 bps.

Diluted earnings per share were in line with the decrease in Net income attributable to KBR and the reduction in Diluted weighted average common shares outstanding. Adjusted earnings per share2 increased in line with Net income attributable to KBR ex-Nonrecurring Charges2 and the reduction in Adjusted weighted average common shares outstanding due to repurchases and the cash settlement of warrants.

Operating cash flows were $331 million, down 16% compared to FY22 due to the after-tax cash charge of $132 million in connection with the settlement of a legacy legal matter. Adjusted operating cash flows2 were $463 million, up 9% compared to FY22, primarily due to increased Net income attributable to KBR ex-Nonrecurring Charges2.

Capital returned to shareholders totaled $210 million during the year to date period, consisting of $138 million in share repurchases, inclusive of $125 million of open market repurchases and $13 million of repurchases to satisfy requirements of equity compensation plans, and $72 million in regular dividends.

On February 19, 2024, the Board of Directors approved an increase of our quarterly regular dividend from $0.135 per share to $0.15 per share effective for the record date and payment date of the next scheduled distribution on March 15, 2024 and April 15, 2024, respectively. This represents the fifth successive year of dividend increases, representing an 11% increase from the previous regular dividend amount.

Additionally, on February 19, 2024, the Board of Directors authorized replenishment of our share repurchase authorization to $500 million.

Cash Settlement Method Election and Repurchase of Convertible Notes
During 4Q'23, KBR settled the remaining convertible notes in cash, settled the corresponding note hedge and also entered into agreements with the option counterparties to settle the remaining warrants in cash. These agreements resulted in the warrants no longer qualifying for the equity scope exception under ASC 815 Derivatives and Hedging, and as a result, the warrants required fair value measurement between the initial recognition date (agreement date) and settlement date for each counterparty.

1 As used throughout this release and consistent with our practice, book-to-bill excludes long-term UK PFIs
2 As used throughout this earnings release, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted earnings per share, Adjusted operating cash flows, Adjusted free cash flows, Revenue excluding OAW, and Net income attributable to KBR ex-Nonrecurring Charges are non-GAAP financial measures. See additional information at the end of this release regarding non-GAAP financial information, including reconciliations to the nearest GAAP measures.

Due to the cash settlement method election, the repurchase and settlement of the convertible notes, and the termination of the corresponding portions of the note hedge and warrants in FY23, we recorded a loss of $494 million, of which $40 million was recorded in the current quarter, in relation to the accretion of convertible notes debt discount and $26 million was recorded in the current quarter in connection with the cash settlement of warrants. These amounts are not tax deductible and have been added back to Adjusted EBITDA2 and Adjusted EPS2. No warrants were outstanding as of December 29, 2023.

Refer to Note 22 "Cash Election and Repurchase of Convertible Notes and Warrant Unwind Agreements" in our Form 10-K for the year ended December 29, 2023 for further details.

Subsequent Event
In connection with the cash settlement of warrants in 4Q'23, the company remitted $33 million to the final option counterparty in January 2024. In total, the company paid $600 million (net) to retire the $350 million principal value of convertible notes, note hedge and corresponding warrants.

Fiscal 2024 Guidance
The table below summarizes FY24 guidance and represents our views as of February 20, 2024.

Fiscal 2024 Guidance
Revenue	$7.4B - $7.7B
Adjusted EBITDA	$810M - $850M
Diluted EPS*	$2.89 - $3.09
Adjusted EPS*	$3.10 - $3.30
Operating cash flows	$450M - $480M
* Fiscal 2024 Diluted and Adjusted EPS guidance is calculated using a share count of approximately 135 million.

The company does not provide a reconciliation of Adjusted EBITDA to the most comparable GAAP financial measure on a forward-looking basis because the company is unable to predict with reasonable certainty the ultimate outcome of legal proceedings, unusual gains and losses, and acquisition-related expenses without unreasonable effort, which could be material to the company’s results computed in accordance with GAAP.

Conference Call Details
The company will host a conference call to discuss its fourth quarter financial results on Tuesday, February 20, 2024, at 7:30 a.m. Central Time. The conference call will be webcast simultaneously through the Investor Relations section of KBR’s website at investors.kbr.com. A replay of the webcast will be available shortly after the call on KBR’s website or by telephone at +1.866.813.9403, passcode: 497348.

About KBR
We deliver science, technology and engineering solutions to governments and companies around the world. KBR employs approximately 34,000 people worldwide with customers in more than 80 countries and operations in over 30 countries. KBR is proud to work with its customers across the globe to provide technology, value-added services, and long-term operations and maintenance services to ensure consistent delivery with predictable results. At KBR, We Deliver.
Visit www.kbr.com

1 As used throughout this release and consistent with our practice, book-to-bill excludes long-term UK PFIs
2 As used throughout this earnings release, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted earnings per share, Adjusted operating cash flows, Adjusted free cash flows, Revenue excluding OAW, and Net income attributable to KBR ex-Nonrecurring Charges are non-GAAP financial measures. See additional information at the end of this release regarding non-GAAP financial information, including reconciliations to the nearest GAAP measures.

Forward-Looking Statements
The statements in this press release that are not historical statements, including statements regarding our expectations for our future financial performance, effective tax rate, operating cash flows, contract revenues, award activity, our business strategy, interest expense, and our plans for raising and deploying capital and paying dividends, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the company’s control that could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: uncertainty, delays or reductions in government funding, appropriations and payments, including as a result of continuing resolution funding mechanisms, government shutdowns or changing budget priorities; developments and changes in government laws, regulations and policies that may require us to pause, delay or abandon existing project; the ongoing conflict between Russia and Ukraine and in the Middle East and the related impacts on our business; potential adverse economic and market conditions, such as interest rate and currency exchange rate fluctuations, the company’s ability to manage its liquidity; the outcome of and the publicity surrounding audits and investigations by domestic and foreign government agencies and legislative bodies; potential adverse proceedings by such agencies and potential adverse results and consequences from such proceedings; changes in capital spending by the company’s customers; the company’s ability to obtain contracts from existing and new customers and perform under those contracts; structural changes in the industries in which the company operates; escalating costs associated with and the performance of fixed-fee projects and the company’s ability to control its cost under its contracts; claims negotiations and contract disputes with the company’s customers; changes in the demand for or price of oil and/or natural gas; protection of intellectual property rights; compliance with environmental laws; changes in government regulations and regulatory requirements; compliance with laws related to income taxes; unsettled political conditions, war and the effects of terrorism; foreign operations and foreign exchange rates and controls; the development and installation of financial systems; the possibility of cyber and malware attacks; increased competition for employees; the ability to successfully complete and integrate acquisitions; and operations of joint ventures, including joint ventures that are not controlled by the company.

The company's most recently filed Annual Report on Form 10-K, any subsequent Form 10-Qs and 8-Ks, and other U.S. Securities and Exchange Commission filings discuss some of the important risk factors that the company has identified that may affect its business, results of operations and financial condition. Except as required by law, the company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

For further information, please contact:
Investors
Jamie DuBray
Vice President, Investor Relations
713-753-2133
Investors@kbr.com

Media
Philip Ivy
Vice President, Global Communications
713-753-3800
Mediarelations@kbr.com

KBR, Inc.
Consolidated Statements of Operations
(In millions, except for per share data)
(Unaudited)

	Three Months Ended		Year Ended
	December 29,	December 31,	December 29,	December 31,
	2023	2022	2023	2022
Revenues:
Government Solutions	$1,328	$1,256	$5,353	$5,320
Sustainable Technology Solutions	402	352	1,603	1,244
Total revenues	1,730	1,608	6,956	6,564
Gross profit	237	206	977	828
Equity in earnings (losses) of unconsolidated affiliates	36	23	114	(80)
Selling, general and administrative expenses	(118)	(105)	(488)	(420)
Legal settlement of legacy matter	—	—	(144)	—
Gain (loss) on disposition of assets and investments	(7)	(3)	(7)	19
Other	(1)	1	(4)	(4)
Operating income (loss):
Government Solutions	103	90	285	441
Sustainable Technology Solutions	81	65	324	47
Other	(37)	(33)	(161)	(145)
Total operating income (loss)	147	122	448	343
Interest expense	(30)	(23)	(115)	(87)
Unrealized gain on other investment	—	—	—	16
Charges associated with Convertible Notes	(66)	—	(494)	—
Other non-operating income (expense)	(4)	9	(5)	12
Income (loss) before income taxes	47	108	(166)	284
Provision for income taxes	(26)	(13)	(95)	(92)
Net income (loss)	21	95	(261)	192
Less: Net income attributable to noncontrolling interests	—	2	4	2
Net income (loss) attributable to KBR	$21	$93	$(265)	$190
Adjusted EBITDA[1]	$188	$157	$747	$668
Diluted EPS	$0.15	$0.62	$(1.96)	$1.26
Adjusted EPS[1]	$0.69	$0.69	$2.91	$2.71
Diluted weighted average common shares outstanding	137	154	135	156
[1] See additional information at the end of this release regarding non-GAAP financial information, including a reconciliation to the nearest GAAP measure

KBR, Inc.
Consolidated Balance Sheets
(In millions, except share data)

	December 29,	December 31,
	2023	2022
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$304	$389
Accounts receivable, net of allowance for credit losses of $8 and $9	981	942
Contract assets	177	252
Other current assets	189	164
Total current assets	1,651	1,747
Pension Assets	—	46
Property, plant, and equipment, net of accumulated depreciation of $458 and $417 (including net PPE of $36 and $22 owned by a variable interest entity)	239	182
Operating lease right-of-use assets	138	164
Goodwill	2,109	2,087
Intangible assets, net of accumulated amortization of $382 and $332	618	645
Equity in and advances to unconsolidated affiliates	206	188
Deferred income taxes	239	213
Other assets	365	294
Total assets	$5,565	$5,566
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$593	$637
Contract liabilities	359	275
Accrued salaries, wages and benefits	340	325
Current maturities of long-term debt	31	364
Other current liabilities	249	220
Total current liabilities	1,572	1,821
Employee compensation and benefits	120	105
Income tax payable	106	117
Deferred income taxes	106	92
Long-term debt	1,801	1,376
Operating lease liabilities	176	193
Other liabilities	290	230
Total liabilities	4,171	3,934
Commitments and Contingencies
KBR shareholders’ equity:
Preferred stock, $0.001 par value, 50,000,000 shares authorized, none issued	—	—
Common stock, $0.001 par value 300,000,000 shares authorized, 181,713,586 and 180,807,960 shares issued, and 135,067,562 and 136,505,145 shares outstanding, respectively	—	—
Paid-in capital in excess of par	2,505	2,235
Retained earnings	1,072	1,410
Treasury stock, 46,646,024 shares and 44,302,815 shares, at cost, respectively	(1,279)	(1,143)
Accumulated other comprehensive loss	(915)	(882)
Total KBR shareholders’ equity	1,383	1,620
Noncontrolling interests	11	12
Total shareholders’ equity	1,394	1,632
Total liabilities and shareholders’ equity	$5,565	$5,566

KBR, Inc.
Consolidated Statements of Cash Flows
(In millions)Unaudited)

	Year Ended
	December 29,	December 31,
	2023	2022
Cash flows from operating activities:
Net income (loss)	$(261)	$192
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Charges associated with Convertible Notes	494	—
Depreciation and amortization	141	137
Equity in (earnings) losses of unconsolidated affiliates	(114)	80
Deferred income tax (benefit) expense	14	37
Loss (gain) on disposition of assets	7	(19)
Unrealized gain on other investment	—	(16)
Other	46	33
Changes in operating assets and liabilities, net of acquired businesses:
Accounts receivable, net of allowance for credit losses	(32)	455
Contract assets	44	(30)
Accounts payable	(49)	(376)
Contract liabilities	82	(25)
Accrued salaries, wages and benefits	22	16
Payments on operating lease liabilities	(65)	(63)
Payments from unconsolidated affiliates, net	18	14
Distributions of earnings from unconsolidated affiliates	74	66
Pension funding	(9)	(74)
Restructuring reserve	(9)	(13)
Other assets and liabilities	(72)	(18)
Total cash flows provided by operating activities	$331	$396
Cash flows from investing activities:
Purchases of property, plant and equipment	$(80)	$(71)
Net proceeds from sale of assets or investments	—	47
Return of (investments in) equity method joint ventures, net	60	198
Acquisition of businesses, net of cash acquired	—	(73)
Funding in other investment	(39)	(61)
Other	(11)	(3)
Total cash flows (used in) provided by investing activities	$(70)	$37

	Year Ended
	December 29,	December 31,
	2023	2022
Cash flows from financing activities:
Borrowings on short-term and long-term debt	785	58
Payments on short-term and long-term debt	(17)	(16)
Payments on settlement of warrants	(217)	—
Proceeds from the settlement of note hedge	493	—
Payments to settle Convertible Notes	(843)	—
Payments on revolving credit facility	(340)	(158)
Debt issuance costs	—	(6)
Payments of dividends to shareholders	(72)	(66)
Net proceeds from issuance of common stock	5	5
Payments to reacquire common stock	(138)	(203)
Distributions to noncontrolling interests	(6)	(4)
Other	(9)	(9)
Total cash flows (used in) provided by financing activities	$(359)	$(399)
Effect of exchange rate changes on cash	13	(15)
(Decrease) increase in cash and cash equivalents	(85)	19
Cash and cash equivalents at beginning of period	389	370
Cash and cash equivalents at end of period	$304	$389
Supplemental disclosure of cash flows information:
Cash paid for interest	102	66
Cash paid for income taxes (net of refunds)	52	47
Noncash investing activities
Leasehold improvements paid by landlord	$9	$6
Accrued but unpaid purchases of property, plant and equipment	$3	$5
Noncash financing activities
Dividends declared	$18	$16

KBR, Inc.
Backlog Information
(In millions)
(Unaudited)

	December 29,	December 31,
	2023	2022
Government Solutions	$12,790	$11,543
Sustainable Technology Solutions	4,545	4,012
Total backlog	$17,335	$15,555
Award options	4,397	4,203
Total backlog and options	$21,732	$19,758

Total backlog and options at December 29, 2023 totaled $21.7 billion, up 10% compared to December 31, 2022. Government Solutions backlog and options at December 29, 2023 totaled $17.2 billion, up $1.4 billion compared to December 31, 2022. Sustainable Technology Solutions backlog at December 29, 2023 totaled $4.5 billion, up $0.5 billion compared to December 31, 2022.

Non-GAAP Financial Information
The following information provides reconciliations of certain non-GAAP financial measures presented in the press release to which this reconciliation is attached to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles (GAAP). The company has provided the non-GAAP financial information presented in the press release as information supplemental and in addition to the financial measures presented in the press release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for or alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the press release. The non-GAAP financial measures in the press release may differ from similar measures used by other companies.

EBITDA and Adjusted EBITDA
We evaluate performance based on EBITDA and Adjusted EBITDA. EBITDA is defined as Net income (loss) attributable to KBR, plus interest expense; Accretion of Convertible Notes debt discounts; Other non-operating expense; Provision for income taxes; and Depreciation and amortization. Adjusted EBITDA excludes certain amounts included in EBITDA. EBITDA and Adjusted EBITDA for each of the three- and twelve-month periods ended December 29, 2023 and December 31, 2022 are considered non-GAAP financial measures under SEC rules because EBITDA and Adjusted EBITDA exclude certain amounts included in the calculation of net income (loss) attributable to KBR in accordance with GAAP for such periods. Management believes EBITDA and Adjusted EBITDA afford investors a view of what management considers KBR's core performance for each of the three- and twelve-month periods ended December 29, 2023 and December 31, 2022 and also affords investors the ability to make a more informed assessment of such core performance for the comparable periods.

	Three Months Ended		Year Ended
	December 29,	December 31,	December 29,	December 31,
Dollars in millions	2023	2022	2023	2022

Net income attributable to KBR	$21	$93	$(265)	$190
Adjustments
•Interest expense	30	23	115	87
•Accretion of Convertible Notes debt discounts	40	—	282	—
•Other non-operating expense (income)	4	(9)	5	(12)
•Provision for income taxes	26	13	95	92
•Depreciation and amortization	37	38	141	137
EBITDA	$158	$158	$373	$494
Adjustments
•Acquisition, integration and restructuring	4	2	10	7
•Ichthys commercial resolution	(5)	(4)	1	143
•Legacy legal fees and settlements	1	4	155	15
•Appreciation in fair value of investments	—	—	—	(16)
•(Benefits) provisions related to exit from Russian commercial projects	4	(3)	(4)	25
•Loss on derivative bifurcation	—	—	104	—
•Loss on debt extinguishment	—	—	70	—
•Loss on settlement of warrants	26	—	38	—
Adjusted EBITDA	$188	$157	$747	$668

	Three Months Ended		Year Ended
	December 29,	December 31,	December 29,	December 31,
Dollars in millions	2023	2022	2023	2022

Operating income	$147	$122	$448	$343
Adjustments
•Net income attributable to noncontrolling interests	—	(2)	(4)	(2)
•Unrealized gain on other investment	—	—	—	16
•Depreciation and amortization	37	38	141	137
•Loss on derivative bifurcation	—	—	(104)	—
•Loss on debt extinguishment	—	—	(70)	—
•Loss on settlement of warrants	(26)	—	(38)	—
EBITDA	$158	$158	$373	$494
Adjustments
•Acquisition, integration and restructuring	4	2	10	7
•Ichthys commercial resolution	(5)	(4)	1	143
•Legacy legal fees and settlements	1	4	155	15
•Appreciation in fair value of investments	—	—	—	(16)
•(Benefits) provisions related to exit from Russian commercial projects	4	(3)	(4)	25
•Loss on derivative bifurcation	—	—	104	—
•Loss on debt extinguishment	—	—	70	—
•Loss on settlement of warrants	26	—	38	—
Adjusted EBITDA	$188	$157	$747	$668

Adjusted EPS
Adjusted earnings per share (Adjusted EPS) for each of the three- and twelve-month periods ended December 29, 2023 and December 31, 2022 is considered a non-GAAP financial measure under SEC rules because Adjusted EPS excludes certain amounts included in the Diluted EPS calculated in accordance with GAAP for such periods. The most directly comparable financial measure calculated in accordance with GAAP is Diluted EPS for the same periods. Management believes that Adjusted EPS affords investors a view of what management considers KBR's core earnings performance for each of the three- and twelve-month periods ended December 29, 2023 and December 31, 2022 and also affords investors the ability to make a more informed assessment of such core earnings performance for the comparable periods.

We have calculated Adjusted EPS for each of the three- and twelve-month periods ended December 29, 2023 and December 31, 2022 by adjusting Diluted EPS for the items included in the table below.

	Three Months Ended		Year Ended
	December 29,	December 31,	December 29,	December 31,
	2023	2022	2023	2022

Diluted EPS	$0.15	$0.62	$(1.96)	$1.26
Adjustments
•Amortization related to acquisitions	0.04	0.04	0.17	0.19
•Ichthys interest and commercial dispute costs	(0.03)	(0.03)	0.01	1.02
•Acquisition, integration and restructuring	0.02	0.01	0.06	0.04
•Impact of convert accounting and Diluted EPS share count[1]	—	0.05	0.01	0.07
•Legacy legal fees and settlements	—	0.02	1.03	0.08
•(Benefits) provisions related to exit from Russian commercial projects	0.02	(0.02)	(0.03)	0.14
•Charges associated with Convertible Notes	0.49	—	3.62	—
•Appreciation of fair value of investments	—	—	—	(0.09)
Adjusted EPS	$0.69	$0.69	$2.91	$2.71
Diluted weighted average common shares outstanding	137	154	135	156
Adjusted weighted average common shares outstanding	135	140	136	142
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1 For the twelve month period ended December 29, 2023, adjusted share count includes anti-dilutive shares for warrants excluded from Diluted EPS share count.

We have calculated the 2024 guidance for Adjusted EPS by adjusting Diluted EPS for the items included in the table below.

	Fiscal 2024 Guidance
Diluted EPS[1] guidance	$2.89	$3.09
Adjustments
•Amortization related to acquisitions	0.15
•Ichthys interest and commercial dispute costs	0.02
•Acquisition, integration and restructuring	0.03
•Legacy legal fees	0.01
Adjusted EPS[1] guidance	$3.10	$3.30
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1 Diluted and Adjusted Fiscal 2024 EPS guidance are calculated using a share count of approximately 135 million.

Adjusted Cash Flows Provided by Operating Activities and Adjusted Free Cash Flows
Adjusted operating cash flows and Adjusted free cash flows are considered non-GAAP financial measures under SEC rules. Adjusted operating cash flows exclude certain amounts included in the cash flows provided by operating activities calculated in accordance with GAAP. Adjusted free cash flows exclude capital expenditures from Adjusted operating cash flows. The most directly comparable financial measure calculated in accordance with GAAP is cash flows provided by operating activities. Management believes that Adjusted operating cash flows and Adjusted free cash flows afford investors a view of what management considers KBR's core operating cash flow performance and also afford investors the ability to make a more informed assessment of such core operating cash generation performance.

We have calculated Adjusted operating cash flows and Adjusted free cash flows for each of the three- and twelve-month periods ended December 29, 2023 and December 31, 2022 by adjusting operating cash flow provided by operating activities for items included in the table below.

	Three Months Ended		Year Ended
	December 29,	December 31,	December 29,	December 31,
Dollars in millions	2023	2022	2023	2022
Cash flows provided by operating activities	$83	$60	$331	$396
Add: Legacy legal settlement (after tax)	—	—	132	—
Adjust: CARES Act temporary tax repayment (relief)	—	28	—	28
Adjusted operating cash flows	$83	$88	$463	$424
Less: Capital expenditures	(20)	(32)	(80)	(71)
Adjusted free cash flows	$63	$56	$383	$353

Revenue ex-OAW and Net Income Attributable to KBR ex-Nonrecurring Charges
Revenue ex-OAW and Net income attributable to KBR ex-Nonrecurring Charges are considered non-GAAP financial measures under SEC rules. Revenue ex-OAW excludes amounts related to contingency work associated with the OAW program that was wound down and substantially completed in early FY22 from GAAP revenue. Net income attributable to KBR ex-Nonrecurring Charges excludes certain amounts related to charges that we believe are special (e.g., certain legacy legal settlements) or one-time in nature (e.g., relating to the settlement method of our Convertible Notes and the settlement of the related warrants) from GAAP Net income attributable to KBR. Management believes that Revenue ex-OAW affords investors a more consistent comparison of KBR’s revenue year-over-year and, and that Net income attributable to KBR ex-Nonrecurring Charges affords investors a view of what management considers KBR's core Net income attributable to KBR and also affords investors the ability to make a more informed assessment of such core net income performance.

We have calculated Revenue ex-OAW and Net Income Attributable to KBR ex-Nonrecurring Charges for each of the three- and twelve-month periods ended December 29, 2023 and December 31, 2022 by adjusting revenue and net income, respectively, for items included in the table below.

Revenue ex-OAW

	Three Months Ended			Year Ended
	December 29,	December 31,		December 29,	December 31,
Dollars in millions	2023	2022	Growth	2023	2022	Growth

Revenue (as reported)	$1,730	$1,608	7.6%	$6,956	$6,564	6.0%
Revenue attributable to OAW	—	4		—	313
Revenue ex-OAW	$1,730	$1,604	7.9%	$6,956	$6,251	11.3%

Net Income Attributable to KBR ex-Nonrecurring Charges

	Three Months Ended			Year Ended
	December 29,	December 31,		December 29,	December 31,
Dollars in millions	2023	2022	Growth	2023	2022	Growth

Net income (loss) attributable to KBR (as reported)	$21	$93	$(72)	$(265)	$190	$(455)
Subcontractor commercial dispute	—	—		—	137
Loss on derivative bifurcation	—	—		104	—
Loss on debt extinguishment	—	—		70	—
Loss on settlement of warrants	26	—		38	—
Accretion of Convertible Notes debt discount	40	—		282	—
Legacy legal settlement (after tax)	—	—		132	—
Net income attributable to KBR ex-Nonrecurring Charges	$87	$93	$(6)	$361	$327	$34